                                                                     EXHIBIT 4.8

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into as of the 10th day of FEBRUARY, 2005 (the "EFFECTIVE DATE"), by and between JAMES HARDIE BUILDING PRODUCTS, INC., a Nevada corporation (the "COMPANY"), JAMES HARDIE INDUSTRIES N.V. (ARBN 097 829 895), a public company with limited liability, incorporated and existing under the laws of The Netherlands, having its corporate seat in Amsterdam and address at Strawinskylaan 3077, 1077 ZX Amsterdam, The Netherlands (the "PARENT"), and LOUIS GRIES, a resident of California (the "EXECUTIVE").

                              W I T N E S S E T H:

        WHEREAS, the Company and Parent (together, the "COMPANIES") wish to avail themselves of the services of the Executive for the continued management of the Companies and the Group (as hereinafter defined), and the Executive wishes to accept such employment on the terms and conditions hereinafter set forth, during the Term (as hereinafter defined) hereof; and

        WHEREAS, for purposes of this Agreement, the term Group shall include the activities of the Companies, as well as all now existing or hereafter acquired affiliates of the Companies (collectively referred to as the "GROUP").

        NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                    ARTICLE I
                                     DUTIES

        1.01 Duties. The Company hereby employs the Executive, and the Executive hereby accepts such employment, as the Company's Chief Executive Officer (the "CEO"). In addition to the office of CEO, the Executive will serve as the managing director of the Parent, subject to shareholder approval as may be required from time to time. The Executive will report directly to the Parent's Chairman of the Board (the "CHAIRMAN") and shall make reports to the Chairman concerning all matters under the Executive's control or within his knowledge whenever reasonably requested by Employer. The Executive shall perform such other or different duties and functions consistent with his role as CEO as may from time to time be assigned to him by the Parent's Supervisory or Joint Board of Directors. The Executive agrees that he may be required to establish a second residence in the Netherlands where he will reside a portion of each year (not more than 50%) for purposes of complying with various laws to which the Parent is subject.

        1.02 Other Business.

               (a) During the Term of this Agreement, the Executive agrees that during the course of the Company's business hours, he will devote the whole of his time, attention and efforts to the performance of his duties and obligations hereunder. The Executive shall not, during the Term of this Agreement, engage in any activity which materially interferes with his performance of duties assigned the Executive hereunder.

               (b) The Executive shall not, during the Term of this Agreement, without the written approval of the Chairman and obtained in each instance, directly or indirectly (i) accept employment or receive any compensation for the performance of services from any business enterprise other than the

Company or the Group, or (ii) enter into or be concerned or interested in any trade or business or public or private work (whether for profit or otherwise and whether as partner, principal shareholder or otherwise), which may, in the absolute discretion of the Chairman, hinder or otherwise interfere with the performance by the Executive of his duties and obligations hereunder, except as a holder of not more than five percent (5%) of any class of stock or other securities in any company which is listed on a national securities exchange or on the NASDAQ National Market System. Nothing in this Section 1.02(b) prevents the Executive from carrying out up to 15 hours per week of unpaid employment with religious, not for profit or voluntary organizations.

                                   ARTICLE II
                                TERM OF AGREEMENT

        The term of this Agreement shall begin on the Effective Date and continue for a period of three (3) years, unless terminated as herein provided. The term shall be automatically extended, on the 9th day of each February (the "DATE") during the term, for an additional period of one (1) year on the same terms and conditions contained herein (as so extended, the "TERM"), unless either party notifies the other party in writing no later than ninety (90) days prior to the applicable Date, that it does not want the Term to so renew in which event it shall expire at 11:59 p.m. Pacific Standard Time on February 9th of the third year of the then current Term, unless sooner terminated hereunder in accordance with the termination provisions contained in Article VI. The Executive may terminate this Agreement at any time during the Term upon the giving of at least ninety (90) days notice to the Company; provided, however, that during any such notice period the Company may instruct the Executive that
(i) he is no longer to perform any duties under this Agreement, (ii) cannot bind the Company to any agreement or contract or represent to any party that he is acting for and on behalf of the Company, and (iii) will not be permitted to enter onto Company premises except at the direction and request of the Company.

                                   ARTICLE III
                                  COMPENSATION

        During the Term of this Agreement, the Companies shall pay, or cause to be paid to the Executive in cash and in accordance with the normal payroll practices of the Companies for senior executive officers generally (including deductions for withholdings and collections as required by law), the following:

        3.01 Annual Base Salary. An annual base salary ("ANNUAL BASE SALARY") will be paid equal to Seven Hundred Fifty Thousand Dollars ($750,000) per year. Adjustments in Annual Base Salary, if any, shall be determined by the Companies in their sole and absolute discretion, based upon annual reviews prior to March 31 of each year of the scope of the Executive's duties and the Executive's performance of such duties.

        3.02 Annual Bonus. A cash bonus (the "ANNUAL BONUS") to be paid for each fiscal year of the Companies pursuant to the Companies' Economic Profit Incentive Plan, subject to the achievement of goals agreed by the Chairman of the Board in accordance with this Section 3.02, at the same time bonuses are generally paid to other senior executives of the Companies for the relevant fiscal year. Each fiscal year of the Term of this Agreement (beginning in April
2005) the Chairman shall approve objective and quantifiable annual goals which shall be reduced to writing and presented to the Executive on or before the sixtieth (60th) day after the commencement of the Company's fiscal year, as appropriate. The targeted annual bonus shall be not less than one hundred percent (100%) of the Annual Base Salary (the "TARGETED ANNUAL BONUS"). If this Agreement is terminated during any fiscal year, the Executive shall receive a prorated portion of the Annual Bonus that would otherwise be paid for that fiscal year in accordance with the proration terms of the Economic Profit Incentive Plan generally applicable to senior executives of the Companies (the "PRORATED BONUS").

        3.03 Gross Amounts. The Annual Base Salary and Annual Bonus set forth in this Article III shall be the gross amounts of such Annual Base Salary and Annual Bonus. The Executive is responsible for paying any and all taxes due on any amounts received by him as Annual Base Salary or Annual Bonus, including, but not limited to, any income tax, social security tax, Medicare tax or capital gains tax. In the event that the Executive is required to relocate to the
Netherlands: (a) the following sentence will apply ; and (b) the Company and the Executive will mutually agree on the form of ex-pat package the Executive will receive for agreeing to live abroad. If any of the Executive's Annual Base Salary, Annual Bonus or other compensation under this Agreement for any calendar year is attributed to the Netherlands or another jurisdiction besides the United States, the Companies will pay to the Executive by the end of that calendar year a cash payment which will result in the Executive's total after-tax compensation under this Agreement for that year, after deduction of all applicable U.S. and foreign taxes that will be owed by or withheld from payments otherwise due to the Executive on account of his taxable compensation under this Agreement for that year, being at least as high as such total after-tax compensation income for that year would have been if the Executive's compensation for that year would be taxed 100% as taxable compensation under U.S. federal and state taxes and 0% as taxable compensation under the tax laws of other jurisdictions.

        3.04 Stock Options. The Parent will grant 1,000,000 options to acquire 1,000,000 shares of common stock in the Parent upon shareholder approval at the Parent's 2005 annual general meeting, which approval the Parent will endeavor to obtain. These options will have performance hurdles, as required by Parent's shareholders and will be granted according to the terms specified in the James Hardie Industries NV 2005 Managing Board Transitional Stock Option Plan (the "PLAN"). All options granted to Executive hereunder will be governed by the terms of the Plan, which will contain customary terms and conditions. The Company will use reasonable endeavors to permit the Executive to carry out a cashless exercise of those options. Should the Parent's shareholders not approve the granting of options to the Executive, then the Parent and the Executive will meet and have good faith discussions in relation to, and to increase other benefits under this Agreement to offset, the economic impact on the Executive of the shareholder decision. The Executive will be eligible for future annual stock option grants or other long term equity incentives, subject to shareholder approval, at a level appropriate for the Executive's office.

        3.05 Miscellaneous. The Company may attribute all or any portion of any compensation received by the Executive hereunder to any jurisdiction (e.g. the Netherlands) for the performance of the Executive's duties hereunder. Payment of compensation hereunder shall be in US dollars unless otherwise directed by the Executive to the Company from time to time during the Term.

                                   ARTICLE IV
                                 OTHER BENEFITS

        4.01 Incentive Savings and Retirement Plans. The Executive shall be entitled to participate, during the Term of this Agreement, in all incentive (excluding the Companies' Equity Incentive Plan), savings and retirement plans, practices, policies and programs generally available to other senior executives of the Companies, as allowed by law. Any benefits received pursuant to this
Section 4.01 shall be the gross amount of such benefits. The Executive is responsible for paying any and all taxes due on any benefits received pursuant to this Section 4.01, including, but not limited to, any income tax, social security tax, Medicare tax or capital gains tax.

        4.02 Welfare Benefits. Immediately upon the Effective Date and throughout the Term of this Agreement, the Executive and/or the Executive's family, as the case may be, shall be entitled to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Companies (including without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) in accordance with the applicable provisions thereof, at a level that is equal to other senior executives of the Companies. For the avoidance of doubt, the Executive's Accident, Death and Dismemberment cover will be a minimum three (3) times the Executive's Annual Base Salary, or such higher amount as is agreed by the Companies.

        4.03 Fringe Benefits. Immediately upon the Effective Date and throughout the Term of this Agreement, the Executive shall be entitled to participate in all appropriate fringe benefit programs provided generally by the Companies to their senior executives at comparable levels. All such benefits shall be governed by the terms of the plan documents and benefit policies in effect from time to time during the Term.

        4.04 Expenses. During the Term of this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary travel and other business expenses incurred or paid by the Executive in connection with the performance of his services under this Agreement. The Executive shall be reimbursed upon the Companies' receipt of accountings in accordance with practices, policies and procedures applicable to senior executives of the Companies.

        4.05 Vacation. During the Term, and in accordance with Company policies, the Executive shall continue to accrue that number of paid vacation days during each twelve (12) month period as is appropriate for his length of service with the Company. Such paid vacation days shall accrue without cancellation, expiration or forfeiture, and shall be reduced as leave is taken.

        4.06 Car Allowance. The Company will either lease an automobile for business and personal use by the Executive, or, in the alternative, the Executive will be entitled to an automobile lease allowance not to exceed Seven Hundred Fifty Dollars ($750) per month during the Term of this Agreement. Unused allowance or part thereof will be paid to the Executive. The Company shall be responsible for all costs relating thereto, including gasoline, repairs, maintenance and insurance. All automobile insurance policies for such automobile shall name the Company and the Executive as co-insureds. Personal taxation costs arising from the Executive's personal use of such automobile shall be the Executive's sole responsibility.

        4.07 Annual Review. The Executive's benefits under this Article IV will be reviewed annually during the review process provided in Section 3.01 above.

                                    ARTICLE V
                              RESTRICTIVE COVENANTS

        5.01 Trade Secrets; Confidential and Proprietary Business Information.

                (a) The Company has advised the Executive and the Executive has acknowledged that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Group. "PROTECTED INFORMATION" means trade secrets, confidential and proprietary business information of the Group, including, without limitation, all secret processes, formulas or other technical data, production methods, and any information of the Group other than information which has entered the public domain (unless such information entered the public domain through the Executive's wrongful acts, errors, omissions, or efforts or through any breach of this Agreement by the Executive), and all valuable and unique information and techniques acquired, developed or used by the Group relating to its business, operations, employees, customers and suppliers, which give the Group a competitive advantage over those who do not know the information and techniques and which are protected by the Group from unauthorized disclosure, including but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Group and any of their agents or employees. Protected Information does not include such information which: (i) at the time of this Agreement is publicly and openly known and in the public domain; or (ii) after the date of this Agreement becomes publicly and openly known and in the public domain through no fault of the Executive; or (iii) is in the Executive's possession and documented prior to this Agreement, lawfully obtained by the Executive other than from the Group and not subject to any obligation of confidentiality.

                (b) The Executive acknowledges that the Executive will acquire Protected Information with respect to the Group and its successors in interest, which information is a valuable, special and unique asset of the Group's business and operations and that disclosure of such Protected Information would cause irreparable damage to the Group.

                (c) Either during or after termination of employment by the Company, the Executive shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of the Executive's employment) nor use in any manner, any Protected Information, or cause any such information of the Group to enter the public domain.

        5.02 Disclosure of Employee-Created Trade Secrets Confidential and Proprietary Business Information. The Executive agrees to promptly disclose to the Company all Protected Information developed in whole or in part by the Executive during the Executive's employment with the Company and which relates to the Group's business. Such Protected Information is, and shall remain, the exclusive property of the Company. All writings created during the Executive's employment with the Company (excluding writings unrelated to the Company's business) are considered to be "works-for-hire" for the benefit of the Group and the Company shall own all rights in such writings.

        5.03 Survival of Undertakings and Injunctive Relief

                (a) The provisions of Sections 5.01 and 5.02 of this Agreement shall survive both the termination of the Executive's employment with the Company and the termination of this Agreement irrespective of the reasons for such termination.

                (b) The Executive acknowledges and agrees that the restrictions imposed upon the Executive by Sections 5.01 and 5.02 of this Agreement and the purpose of such restrictions are appropriate and reasonable and are designed to protect the Protected Information and the continued success of the Company without unduly restricting the Executive's future employment by others. Furthermore, the Executive acknowledges that, in view of the Protected Information which the Executive has or will acquire or has or will have access to and in view of the necessity of the restrictions contained in Sections 5.01 and 5.02, any violation of any provision of Sections 5.01 and 5.02 hereof would cause irreparable injury to the Company and its successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing the Executive consents and agrees that if the Executive violates any of the provisions of Sections 5.01 or 5.02 of this Agreement, the Company and its successors in interest as the case may be, shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining the Executive from committing or continuing any violation of such Sections of this Agreement.

        The Executive further acknowledges and agrees that the provisions of this Article V are essential elements of this Agreement, and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement. The Executive agrees that if any of the covenants contained in this Article V, or any part thereof, is held to be unenforceable because of the duration of such provisions or the area covered thereby, is ever deemed to exceed the scope of business of the Company, or otherwise is ever deemed not reasonably necessary to protect the legitimate business interests of the Company, the Executive agrees that the court making such determination shall have the power to reform the provisions of this Agreement to the maximum scope, time or geographic limitations permitted by law.

                                   ARTICLE VI
                                   TERMINATION

        6.01 Termination of Employment by Voluntary Resignation /Death /Disability or Expiration of Term.

                (a) The Executive's employment under this Agreement may be terminated:

                        (i) Upon voluntary resignation by the Executive in accordance with Article II and the notification requirement provided in Section 9.04;

                        (ii) In the event that the Term is not extended by the providing of notice as provided in Article II, then upon expiration of the Term.

                        (iii) Upon the death of the Executive, this Agreement and the Executive's employment hereunder shall terminate immediately and without notice by the Company; or

                        (iv) In the event of the inability of the Executive to perform his duties or responsibilities thereunder, as a result of a Permanent Disability (as defined below) upon written notice by the Company. A "PERMANENT DISABILITY" occurs when for a period of ninety (90) consecutive calendar days, or an aggregate of one hundred twenty (120) calendar days during any calendar year (whether or not consecutive) the Executive is unable to perform his duties or responsibilities hereunder as a result of a mental or physical ailment or incapacity. Upon the occurrence of a Permanent Disability, the Company will evaluate the Executive's condition and determine whether or not to send written notice of such Executive's termination.

                (b) Upon termination pursuant to Section 6.01(a)(i), the Executive shall not be entitled to payment of any compensation other than that portion of Annual Base Salary earned up to the date of such termination, any accrued but unpaid vacation days, any expense reimbursements and accrued benefits under Article IV, continuation of the Companies' indemnification and contribution obligations to the Executive under any bylaws, agreements or applicable laws and (subject to Section 3.04) any stock options, warrants or similar rights which have vested at the date of such termination.

                (c) Upon termination pursuant to Section 6.01(a)(ii), the Executive shall not be entitled to payment of any compensation other than that portion of Annual Base Salary earned up to the date of such termination, any accrued but unpaid vacation days, any Prorated Bonus payable for periods before the termination, any expense reimbursements and accrued benefits under Article IV, continuation of the Companies' indemnification and contribution obligations to the Executive under any bylaws, agreements or applicable laws and (subject to Section 3.04) any stock options, warrants or similar rights which have vested at the date of such termination.

                (d) Upon termination pursuant to Section 6.01(a)(iii) above, the Companies shall pay or grant, to such person as the Executive designates in a notice filed with the Company, or, if no such person shall be designated, to the Executive's estate as a lump sum death benefit, an amount equal to any compensation under this Agreement earned up to the date of such termination, including Annual Base Salary and any accrued but unpaid vacation days. In addition, any stock options, warrants or similar rights which have vested at the time such termination will be exercisable by the Executive's estate in accordance with the Plan. The Executive's designated beneficiary or the executor of the Executive's estate, as the case may be, shall accept the payment provided for in this Paragraph 6.01(c), and any Prorated Bonus payable for periods before the termination, any expense reimbursements and accrued benefits under Article IV and continuation of the Companies' indemnification and contribution obligations to the Executive under any bylaws, agreements or applicable laws in full discharge and release of the Company of and from any further obligations under this Agreement.

                (e) Upon termination pursuant to Section 6.01(a)(iv) above, the Executive shall be entitled to the benefit of disability or other relevant insurance or benefits provided pursuant to Section 4.02 above. The Executive shall not be entitled to payment of any compensation other than that portion of Annual Base Salary earned up to the date of such termination, any accrued but unpaid vacation days, any Prorated Bonus payable for periods before the termination, any expense reimbursements and accrued benefits under Article IV, continuation of the Companies' indemnification and contribution obligations to the Executive under any bylaws, agreements or applicable laws, and (subject to Section 3.04) any stock options, warrants or similar rights which have vested at the date of such termination.

        6.02 Termination for Cause. (a) The Companies may terminate the Executive's employment hereunder for Cause by giving the Executive written notice of such termination. For purposes of this Agreement, "CAUSE" for termination shall mean:

                        (i) the willful failure or refusal to carry out the material reasonable directions of the Chairman or Board of Directors, which directions are consistent with the Executive's duties as set forth under this Agreement;

                        (ii) a willful act by the Executive that constitutes gross negligence in the performance of the Executive's duties under this Agreement and which materially injures the Companies. No act, or failure to act, by the Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Companies' best interest;

                        (iii) a conviction for a violation of a state or federal criminal law involving the commission of a felony or other crime involving moral turpitude; or

                        (iv) the violation of any policy and/or procedure with which all other employees of the Company are required to comply, which violation would constitute grounds for corrective action leading to a termination under the terms of such policy and/or procedure and which violation is not cured within thirty (30) days after delivery of written notice thereof to the Executive.

                (b) Upon termination for Cause, the Executive shall not be entitled to payment of any compensation other than that portion of Annual Base Salary earned up to the date of such termination, any accrued but unpaid vacation days, any expense reimbursements and benefits under Article IV, continuation of the Companies' indemnification and contribution obligations to the Executive under any bylaws, agreements or applicable laws and (subject to Section 3.04) any stock options, warrants or similar rights which have vested at the date of such termination.

        6.03 Termination Without Cause or Termination by the Executive for Good Reason. Should the Executive's employment be terminated for a reason other than as specifically set forth in Sections 6.01 or 6.02 above, whether terminated by the Company or terminated by the Executive for Good Reason (as defined below), the Companies shall pay the Executive that portion of Annual Base Salary earned up to the date of such termination, any accrued but unpaid vacation days, any Prorated Bonus payable for periods before the termination, any expense reimbursements and accrued benefits under Article IV, continuation of the Companies' indemnification and contribution obligations to the Executive under any bylaws, agreements or applicable laws and (subject to Section 3.04) any stock options, warrants or similar rights which have vested at the date of such termination. In addition, Executive and the Companies agree as follows:

                (a) the Companies shall pay the Executive an amount equal to one and one half times (1-1/2) the Annual Base Salary applying as at the date of termination, paid in accordance with Section 6.03(c) below.

                (b) the Companies shall pay the Executive an amount equal to one and one half times (1-1/2) the Average Annual Bonus actually paid to the Executive in accordance with Section 6.03(c) below. For purposes of this Section 6.03, Average Annual Bonus shall mean (i) the aggregate Annual Bonus actually paid or payable to the Executive by the Companies, including the bonus bank amounts actually paid out or payable to the Executive, for the last full fiscal year after the Effective Date and immediately preceding the fiscal year of such termination (but not exceeding three (3), divided by the number of such fiscal years, or, (ii) if no such fiscal year has been completed, the initial Targeted Annual Bonus under Section 3.02.

                (c) the Companies shall pay the amounts specified in each of Sections 6.03(a) and (b) above in monthly installments, in accordance with the Companies' normal payroll practices for other senior executives, beginning in the seventh month following termination. Such payments shall be paid in twelve equal monthly installments on the 1st day of the month.

                (d) all of the stock options, warrants, retirement benefits and other similar rights, if any, granted by the Company to the Executive which are vested at the date of the termination of the Executive's employment shall (subject to Section 3.04) remain vested.

                (e) all health and medical benefits shall continue at the Companies expense for the remainder of the term of this Agreement and the Consulting Agreement. The Companies will pay the Executive's premiums for continued coverage for medical, dental and vision benefits, if applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA") for himself and, if applicable, his covered dependents, for the maximum period of time allowed by law, after which the Companies will arrange for and pay for comparable coverage until its obligations are fulfilled under this Section 6.03(e).

                The term "GOOD REASON," in connection with the termination by the Executive of his employment with the Company shall mean:

                (i) A diminution in the responsibilities, title or office of the Executive such that he does not serve as the chief executive officer of the Company or managing director of the Parent (which diminution was not for Cause or the result of the Executive's disability); or

                (ii) A reduction by the Company in the Executive's Annual Base Salary to less than the greater of (a) $750,000, or (b) the Executive's Annual Base Salary at the time of such reduction; or

                (iii) A reduction by the Company in the Executive's then current Targeted Annual Bonus.

        6.04 No Mitigation; Resignation from Board. The Executive shall not be required to mitigate the amount of any payment provided for in this Article VI by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Article VI be reduced by any compensation earned by the Executive as a result of employment by another company, self-employment or otherwise. As a condition to the Companies entering into this Agreement the Executive shall execute and deliver to the Company the Consulting and Noncompetition Agreement in the form of EXHIBIT "A" to this Agreement (the "Consulting Agreement"). In addition, upon any termination of Executive hereunder, he shall immediately resign as a member of the Board of Directors of the Parent, the Company and any affiliate thereof.

        6.05 Option Vesting. In order to continue to align the Executive's interests with those of the Company's shareholders, all stock options, warrants, retirement benefits and other similar rights that will vest in accordance with the terms of the applicable plan between the date of such termination of employment and the completion of the Consulting Agreement (as hereinafter defined), will continue to vest on the vest dates stipulated in the grant document. Subject to Section 3.04 all stock options, warrants, retirement benefits and other similar rights unvested as of the completion of the Consulting Agreement will immediately expire. All stock options, warrants, retirement benefits and other similar rights vested as of the completion of the Consulting Agreement will remain exercisable until the date such rights would expire in accordance with their terms.

                                  ARTICLE VII
                                    RELEASE

        7.01 As a material inducement for the Company to provide compensation and certain benefits described in the Agreement, the Executive, on his own behalf and on behalf of his spouse, heirs, executors, administrators, successors, and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges the Group and each of their predecessors, successors, assigns, agents, directors, officers, employees, partners, attorneys, representatives, retirement benefit plans, welfare benefit plans, divisions, subsidiaries, parent companies, affiliates (and agents, directors, officers, employees, partners, attorneys, representatives, retirement benefit plans, and welfare benefit plans of such divisions, subsidiaries, parent companies and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, "RELEASEES"), or any of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) (collectively, "CLAIMS") of any nature whatsoever known or unknown, suspected or unsuspected, including but not limited to Claims arising under any compensation plan, welfare benefit plan, contract, agreement or understanding, whether express or implied, any tort or other cause of action, including but not limited to those arising under federal, state or local laws prohibiting age, sex, disability or other forms of discrimination, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, the Fair Employment and Housing Act, any regulations thereunder, state or federal common law, or any other duty or obligation of any kind or description whether express or implied, which Claims relate to arise out of the Executive's employment with the Company, and which the Executive now has, owns or holds or claims to have, own or hold or which the Executive at any time heretofore has owned or held or claimed to have, own or hold or claim to have, own or hold against each or any of the Releasees, except any existing claims for benefits arising under any applicable bonus plan, pension benefit plan, medical benefit plan, dental benefit plan, or vision benefit plan in which the Executive is participating as of the date of this Agreement. The foregoing provision in this Paragraph 7.01 shall not apply to activities that are permitted under applicable law, except that Executive acknowledges that he has irrevocably waived any right to recovery against the Releasees in connection with such activities, or otherwise. This Release is not intended to restrict either the Executive's or the Company's rights and obligations to abide by and/or enforce the terms and conditions of this Agreement.

        7.02 As a condition of this Release, the Executive waives all rights arising under Section 1542 of the Civil Code of the State of California against Releasees. Section 1542 provides as follows:

                A General Release does not extend to claims which a creditor does not know or suspect to exist in his favor as of the time of executing the Release which if known by him must have materially affected his settlement with the debtor.

Notwithstanding the provisions of Section 1542 and for the purpose of implementing the full and complete release and discharge of the liability of all Releasees described in Section 7.01 above as of the effective date of the Agreement, the Executive expressly acknowledges that the Release is intended to include and does include in its effect without limitation all Claims which the Executive does not know or expect to exist in his favor against Releasees as of the time of the effective date of this Release and that this Release expressly contemplates the extinguishment of any such Claims, including attorneys' fees and costs.

        7.03 The Executive acknowledges that he has been encouraged to consult with an attorney before signing this Agreement, and that he may return the signed Agreement to the Company during the period beginning with his receipt of the Agreement and ending, without the Executive's revocation, twenty-one (21) days from the date the Executive receives it. If the Executive does sign this Agreement, the Executive acknowledges that he will have seven (7) days after he executes it to voluntarily decide to revoke it, and it will not become effective until seven (7) days has expired, without the Executive's revocation, from the date the Executive voluntarily chose to execute it. The Executive further acknowledges that he has read this Article VII carefully and that he knowingly and voluntarily agrees to accept the terms and conditions set forth in the Agreement, as consideration for the Release described herein. The Executive further acknowledges that he was provided twenty-one (21) days within which to consider the terms of the Release, including seeking counsel, and that the consideration described within the Agreement is sufficient and adequate consideration for the Release as it reflects compensation and benefits above and beyond those to which The Executive is entitled as of the date of this Release.

                                  ARTICLE VIII
                                  MISCELLANEOUS

        8.01 Assignment, Successors. This Agreement, or any right or interest herein, may not be assigned by either party hereto, whether by operation of law or otherwise, without the prior written consent of the other party. Nothwithstanding the foregoing, however, the Company may assign this Agreement to the Parent without the Executive's consent, in which case all references to the Company shall mean the Parent. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's estate and the Companies and any permitted assignee of or successor to either Company.

        8.02 Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

        8.03 Amendment and Waiver. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition and any waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

        8.04 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (with confirmation of receipt), delivery by a reputable overnight courier service or five (5) days following deposit in the U.S. mail (if sent by registered or certified mail, return receipt requested, postage prepaid), in each case duly addressed to the party to whom such notice or communication is to be given as follows:

                  If to the Company:    JAMES HARDIE BUILDING PRODUCTS INC.
                                        Attn: Chairman of the Board
                                        26300 La Alameda, Suite 100
                                        Mission Viejo, California 92691
                                        Fax: (949) 367-1294

                  With a copy to:       VP HR and
                                        GENERAL COUNSEL
                                        26300 La Alameda, Suite 100
                                        Mission Viejo, California 92691
                                        Fax: (949) 367-1294

                  If to the Executive:  LOUIS GRIES
                                        c/o James Hardie Building Products Inc.
                                        26300 La Alameda, Suite 250
                                        Mission Viejo, California  92614
                                        Fax: (949) 367-1294

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice and communications shall be effective when actually received by the addressee.

        8.05 Counterpart Originals. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        8.06 Entire Agreement. With the exception of the Consulting Agreement referenced above in Section 6.04, this Agreement shall terminate and supersede all prior agreements, promises and representations regarding the terms and conditions of the Executive's employment by the Group, Parent, or any of their subsidiaries or affiliates, and any severance or other payments contingent upon termination of employment, including but not limited to that certain Employment Agreement by and between the Company and the Executive, made and entered into as of the 1st day of September, 2004; provided, however, (a) the Executive's currently existing stock option agreements for Parent shares, and his indemnity or contribution agreements with any member of the Group, and (b) any confidentiality, inventions or proprietary information agreements, shall not be superseded and shall continue in effect. This Agreement can only be modified by a writing signed by the Executive and the Chairman of the Board of the Parent.

        8.07 Applicable Law and Binding Effect. This Agreement shall be construed, and the legal relations between the parties hereto determined, in accordance with the local laws of the State of Nevada applicable to agreements made and to be performed entirely within the State of Nevada, without giving effect to its conflicts of laws provisions.

        To the extent that the laws of Australia would govern the interpretation of this Agreement, then in such event, and notwithstanding any provision of this Agreement to the contrary, the Company will not be required to pay or provide, or procure the payment or provision, of any monies or benefits to the Executive which do not comply with the provisions of Part 2D.2, Division 2 of the Australian Corporations Act 2001 (Cth) without the need to obtain shareholder approval. In accordance with the provisions of the previous sentence, any such payments or benefits to be provided to the Executive must be reduced to ensure compliance with this clause and Part 2D.2, Division 2 of the Australian Corporations Act and in the event of overpayment to the Executive, the Executive must, on receiving written notice from the Company immediately repay any monies or benefits specified in such notice.

        8.08 Legal Fees; Arbitration. The parties hereto expressly agree that in the event of any dispute, controversy or claim by any party regarding this Agreement, the prevailing party shall be entitled to reimbursement by the other party to the proceeding of reasonable attorneys' fees, expenses and costs incurred by the prevailing party. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement or otherwise arising out of the execution hereof, including any claim based on contract, tort or statute, shall be resolved, at the request of any party, by submission to binding arbitration at the Orange County, California offices of Judicial Arbitration & Mediation Services, Inc. ("JAMS"), and any judgment or award rendered by JAMS shall be final, binding and unappealable, and judgment may be entered by any state or federal court having jurisdiction thereof. Any party can initiate arbitration by sending written notice of intention to arbitrate (the "DEMAND") by registered or certified mail to all parties and to JAMS. The Demand shall contain a description of the dispute, the amount involved, and the remedy sought. Initially, the Company will pay for the costs associated with proceeding in arbitration as opposed to civil court. Each side will bear their own attorneys' fees. The arbitrator shall be a retired or former judge agreed to between the parties from the JAMS' panel. If the parties are unable to agree, JAMS shall provide a list of three (3) available judges and each party may strike one. The remaining judge shall serve as the arbitrator. Each party hereto intends that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. In her award, the arbitrator shall allocate, in her discretion, among the parties to the arbitration all costs of the arbitration, including the fees of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties. The parties hereto agree to comply with any award made in any such arbitration proceedings that has become final and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceeding becoming final.

        IN WITNESS WHEREOF the parties have executed this Agreement on the date first written above.

                                        "Parent"

                                        JAMES HARDIE INDUSTRIES N.V., a
                                        corporation organized and existing under the laws of the Netherlands

Attest: /s/ David Foster                By: /s/ Meredith Hellicar
        ---------------------------     ----------------------------------------
Name:   David Foster                    Name:  Meredith Hellicar
Title:                                  Title: Chairman of the Board

                                        "Company"

                                        JAMES HARDIE BUILDING PRODUCTS,
                                        INC., a Nevada corporation

Attest: /s/ Ginger Lester               By: /s/ Scott C. Barnett
        ---------------------------     ----------------------------------------
Name:  Ginger Lester                    Name:  Scott C. Barnett
Title: Secretary                        Title: Chief Financial Officer


Signed, Sealed and Delivered            "Executive"
In the Presence of Two Sub-
scribing Witnesses:                     LOUIS GRIES, an individual

                                        /s/ Louis Gries
----------------------------------      ----------------------------------------
Witness                                 Louis Gries

----------------------------------
Witness

                     CONSULTING AND NONCOMPETITION AGREEMENT


        THIS CONSULTING AND NONCOMPETITION AGREEMENT (this "Agreement"), is made as of the 10th day of February, 2005, by and between JAMES HARDIE BUILDING PRODUCTS, INC., a Nevada corporation (hereinafter referred to as "JHBP"), and LOUIS GRIES (the "EXECUTIVE").


                              W I T N E S S E T H:


        WHEREAS, JHBP, the Executive and JAMES HARDIE INDUSTRIES N.V. (ARBN 097 829 895), a public company with limited liability, incorporated and existing under the laws of The Netherlands, having its corporate seat in Amsterdam and address at Strawinskylaan 3077, 1077 ZX Amsterdam, The Netherlands (the "PARENT"), have entered into an Employment Agreement dated February 10, 2005 (the "EMPLOYMENT AGREEMENT"), which provides that as a condition to the obligation of JHBP and the Parent to execute the Employment Agreement, the Executive shall have delivered this Agreement to JHBP;

        WHEREAS, the Executive desires to induce JHBP and Parent to execute the Employment Agreement and to consummate the transactions contemplated by the Employment Agreement; and

        WHEREAS, all capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

        NOW, THEREFORE, in consideration of the foregoing and for the additional consideration set forth in Section 4 below, the Executive hereby agrees with JHBP as follows:

        1. Recitals. The recitals set forth at the beginning of this Agreement are true and correct and by this reference are incorporated by reference into the body of this Agreement.

        2. Representations and Warranties. The Executive does hereby represent and warrant to JHBP:

                (a) That the delivery of this Agreement to JHBP by the Executive is ancillary to the main business purpose of the Employment Agreement, and is executed by the Executive to protect the legitimate interests of JHBP with respect to its business;

                (b) That the Noncompetition Period (as hereinafter defined) and the Geographic Area (as hereinafter defined), are appropriate and reasonable in all respects in light of the nature of the business of JHBP and the legitimate need of JHBP to protect its customer base, its intellectual property and trade secrets; and

                (c) That the execution and delivery of this Agreement, the performance by the Executive of the covenants and agreements contained herein, and the enforcement by JHBP of the provisions contained herein, will cause no undue hardship on the Executive.

        3. Consulting Services.

                3.1 Services. As reasonably directed by JHBP, the Executive shall utilize his expertise to perform consulting and advisory services ("SERVICES") regarding various business operations and opportunities in which JHBP may have an interest. The Services shall be rendered on an "as needed" basis and, the Executive shall use reasonable efforts to make the Services available to JHBP at times requested by JHBP. The Executive shall perform up to 100 hours of such Services during each consecutive 12-month period during the term of this Agreement so that JHBP may continue to have the full benefit of his expertise and knowledge regarding JHBP's business. Such responsibilities may include, but will not be limited to, making recommendations, providing advice, reviewing documents, assisting with any regulatory, judicial, court or administrative proceeding, and providing such other assistance as JHBP may reasonably require. The Services shall generally be provided by telephone, e-mail and/or at Orange County, California. If required Services reasonably require the Executive to travel to another location, JHBP shall pay, or reimburse the Executive under Section 3.2 below, for all travel, lodging, food and other related expenses reasonably incurred by the Executive in connection with his providing such Services.

                3.2 Fees and Reimbursements

                        (a) During each year of the Initial Term (as defined in Section 3.3 below), JHBP shall pay the Executive his final Targeted Annual Bonus as of the termination of his employment with the Company in equal monthly installments. For purposes of this Agreement, the "TARGETED ANNUAL BONUS" shall be defined as it is in the Employment Agreement dated February 10, 2005 between Louis Gries and JHBP (the "EMPLOYMENT AGREEMENT").

                        (b) If JHBP elects to extend the term of this Agreement for an additional two (2) years under Section 3.3 below, JHBP shall pay the Executive, on an equal monthly basis, amounts equal to his final ANNUAL BASE SALARY as defined in the Employment Agreement and Targeted Annual Bonus as of the termination of his employment with the Company, for each year of the Extension Term (as defined in Section 3.3 below).

                        (c) JHBP also agrees to reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in connection with the Services provided hereunder. Invoices shall be submitted by the Executive to JHBP as soon as practical after the end of each month and JHBP agrees to pay the Executive for amounts due for such invoices within thirty (30) days of JHBP'S receipt of such invoice. Invoices shall provide sufficient detail and shall be in a format acceptable to JHBP.

                        (d) All payments owed under this Agreement shall be subject to the Executive's compliance in all material respects with Section 6 of this Agreement. If the Executive has breached the provisions of Section 6 in any material respect, no fees or payments will be owed to the Executive as stated in this Agreement regardless of whether any Services have been rendered.

                        (e) The payments to be made to the Executive under Sections 3.2(a) and (b) above shall be the gross amounts of such payments. The Executive is responsible for paying any and all taxes due on any such amounts received by him, including, but not limited to, any income tax. If any of the Executive's compensation under this Agreement for any calendar year is attributed to the Netherlands or another jurisdiction besides the United States, JHBP will pay to the Executive by the end of that calendar year a cash payment which will result in the Executive's total after-tax compensation under this Agreement for that year, after deduction of all applicable U.S. and foreign taxes that will be owed by or withheld from payments otherwise due to the Executive on account of his taxable compensation under this Agreement for that year, being at least as high as such total after-tax compensation income for that year would have been if the Executive's compensation for that year would be taxed 100% as taxable compensation under U.S. federal and state taxes and 0% as taxable compensation under the tax laws of other jurisdictions.

                3.3 Effective Date, Term and Termination of Services. This period during which the Executive shall perform his Services hereunder shall be for two (2) years commencing immediately upon the Executive's termination under the Employment Agreement unless earlier terminated as follows (the "INITIAL Term"). Additionally, at any time during the Initial Term, JHBP may elect to extend the Services for an additional two (2) years based on the same terms as set forth in this Section 3 and the Executive will agree to such extension, subject to earlier termination as follows (the "EXTENSION TERM"). (a) This Agreement will terminate immediately if the Executive dies.

                        (b) JHBP may terminate the Services, by giving the Executive written notice of such termination, in the event of any of the following:

                                (i) the willful failure or refusal to carry out
the material reasonable directions of the Chairman or Board of Directors of either the Company, or the then current Chief Executive Officer of the Parent, which directions are consistent with the Executive's duties as set forth under this Agreement;

                                (ii) a willful act by the Executive that
constitutes gross negligence in the performance of the Executive's duties under this Agreement and which materially injures JHBP. No act, or failure to act, by the Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in JHBP'S best interest; or

                                (iii) a conviction for a violation of a state or
federal criminal law involving the commission of a felony or other crime involving moral turpitude.

Termination of the Services as provided herein by any party does not waive any claims for damages which any party may have against the other party for failure to perform or insufficient performance. Upon termination of the Services, the Executive will be entitled to receive any fee or reimbursement under this Agreement owed to him for such Services for periods before the termination, but shall not otherwise be entitled to receive any further compensation under this Agreement for such Services.

                3.4 Executive's Authority; Independent Contractor. The Executive and JHBP acknowledge that the Executive is engaged under this Section 3 as an independent contractor, and not as an employee or agent of JHBP. The Executive and JHBP further acknowledge that the Executive retains control over the method and manner in which the Services are to be performed hereunder. The Executive has no authority to enter into any contract or incur any other obligation on behalf or in the name of JHBP. The Executive and JHBP further acknowledge that as an independent contractor, all taxes due to federal, state and local authorities are the sole responsibility of the Executive. The Executive shall be solely responsible for all of his own employees and their expenses. The Executive agrees that it will indemnify and hold JHBP harmless for any tax liabilities, including penalties and interest, which may arise as a consequence of this Agreement, and understands as a consideration of this Agreement that it must remain in compliance with all laws and regulations applicable to business entities or otherwise.

                3.5 Warranty. The Executive warrants that: (a) the Services shall be performed in a good and workmanlike manner in accordance with established professional standards for such services and the best practices in the Executive's industry, (b) the Services and any reports, advice and other products of the Executive's Services shall comply with all applicable laws, regulations, codes and ordinances, and (c) to the extent that the Services involve delivery of "Technology" to the "Group," as defined below, use of such Technology by the Group does not infringe or violate any patent, copyright, trade secret or other proprietary right of any person or entity and, to the extent that the Services involve development of Technology, such Technology is a "work made for hire" (or if for any reason the Technology is deemed to not be a "work made for hire," the Executive hereby assigns all its rights in such Technology to the Group) and the Group shall have full and clear title to any and all Technology resulting from the Services (except as provided in Exhibit A) and shall be able to use any and all such Technology without liability and without restriction. "TECHNOLOGY" includes such things as, without limitation, software programs developed by the Executive as part of the Services. If the Executive fails to comply with this warranty, the Group may, in addition to exercising any of its other rights and remedies under this Agreement or otherwise at law, require that the Executive perform the Services again, properly and at no additional expense to the Group. For purposes of this Agreement, the term "GROUP" shall include the activities of JHBP, as well as all now existing or hereafter acquired affiliates of JHBP.

                3.6 Ownership of Products of Services. All reports, data, ideas, information and other products of the Services delivered by the Executive to the Group hereunder or developed by the Executive in performing the Services shall be the sole and exclusive property of the Group and shall be deemed "work made for hire" with Group receiving ownership of copyright therein. The Executive hereby assigns all such rights to the Group.

                3.7 Maintenance of Records. The Executive shall maintain accurate records, sufficient and acceptable to JHBP, pertaining to the Services and agrees to retain all such records for at least three years after completion of Services. Any representative(s) authorized by JHBP may audit transactions related hereto for the purpose of determining whether there has been compliance with this Agreement.

                3.8 Compliance. The Executive agrees to comply with all reasonable Company policies while providing Services for the Company, including, but not limited to, all health and safety guidelines.

                3.9 Government Contracts. If compensation to the Executive under this Section 3 exceeds $10,000 and is in furtherance of a U.S. Government contract or subcontract, the provisions of the Equal Opportunity Clause as promulgated by Section 202 of Executive Order 11246, dated September 24, 1965, as amended, are incorporated herein by reference. The Executive also agrees to comply with all applicable local, state and federal laws and executive orders and regulations issued pursuant thereto, including any such rules which may be applicable to this Agreement as a U.S. Government subcontract.

        4. Confidentiality.

                4.1 The term "CONFIDENTIAL INFORMATION" means all information which the Executive receives before, during and after the engagement hereunder which: (a) is provided to the Executive by the Group, as defined below, that concerns or relates to any aspect of the business of the Group; or (b) is, for any reason, identified and treated as confidential by the Group. Confidential Information does not include such information which the Executive can prove, by clear and convincing evidence: (c) at the time of this Agreement is publicly and openly known and in the public domain; (d) after the date of this Agreement becomes publicly and openly known and in the public domain through no fault of the Executive; or (e) is in the Executive's possession and documented prior to this Agreement, lawfully obtained by the Executive other than from the Group and not subject to any obligation of confidentiality.

                4.2 The Executive understands and acknowledges that the Confidential Information is being revealed to the Executive in strict confidence solely for the purpose of allowing the Executive to perform the Services. The Executive shall not use, or induce others to use, any Confidential Information for any other purpose whatsoever nor at any time directly or indirectly print, copy or otherwise reproduce, in whole or in part, any Confidential Information without the prior written consent of Company.

                4.3 The Executive shall not disclose or reveal any Confidential Information to anyone.

                4.4 Upon completion of the Services, or upon request of JHBP, the Executive shall deliver to the Company all Confidential Information in his possession embodied in tangible form. the Executive shall deliver to the Company all originals and copies of documents, data, software, programs and things, including all recordings on electronic, magnetic optical or other media, and all listings, comprising or embodying Confidential Information and shall not take or retain any copies thereof. The confidentiality provision herein shall survive termination of this Agreement and Confidential Information shall be held as confidential until it is no longer Confidential Information as provided herein.

                4.5 The Executive acknowledges that any unauthorized disclosure or use of Confidential Information to which it is given access by virtue of this Agreement would cause JHBP immediate and irreparable injury or loss. Accordingly, the Executive acknowledges and agrees that in the event of a breach or threatened breach by the Executive of any provision of this Agreement, JHBP shall be entitled to preliminary and permanent injunctive relief, without the need to post a bond, restraining the Executive from the disclosure or unauthorized use of any Confidential Information.

                4.6 The terms of this confidentiality provision supplement the terms of any separate confidentiality agreement signed by the parties, regardless of any integration clause, and if there is any conflict in such terms, the provision providing the most protection to the Confidential Information shall be applied.

        5. Non-Solicitation. During the Noncompetition Period (as hereinafter defined), the Executive shall not, directly or indirectly (a) encourage any employee of the Group or any of their successors in interest to leave his or her employment with the Group or any of their successors in interest, (b) employ, hire, solicit or cause to be employed, hired or solicited (other than by the Group or any of their successors in interest), or encourage others to employ or hire any person who within the Noncompetition Period (as hereinafter defined) was employed by the Group or any of their successors in interest, or (c) establish a business with, or encourage others to establish a business with, any person who within the Noncompetition Period was an employee of the Group or any of their successors in interest.

        6. Noncompetition.

                (a) During the time when the Executive is employed by JHBP and for a period of two (2) years after the last date on which the Executive receives any salary, bonus or monetary severance compensation from JHBP or any affiliate of JHBP (the "NONCOMPETITION PERIOD") (irrespective of whether the Executive's termination of employment with JHBP was voluntary or involuntary), and provided the Companies have made all monthly payments required to be paid to the Executive during his employment and pursuant to Sections 3.2 and 7 of this Agreement, the Executive shall not, directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business (as hereinafter defined) and within the Geographic Area (as hereinafter defined).

                  (b) The Executive agrees that the Executive shall not, during the Noncompetition Period, and provided JHBP continues making all monthly payments required to be paid to the Executive as described in Section 3 of this Agreement, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section 6(b) shall, however, restrict the Executive from making any investment in any company whose stock is listed on a national securities exchange or on the NASDAQ National Market System; provided that (i) such investment does not give the Executive the right or ability to control or influence the policy decisions of any Prohibited Business, (ii) such investment does not create a conflict of interest between the Executive's duties hereunder and the Executive's interest in such investment, and (iii) such investment does not exceed, directly or indirectly, 5% of the issuer's outstanding securities of that class.

                (c) For purposes of this Section 6, the term "PROHIBITED BUSINESS" shall be defined as the business of:

                        (i) marketing or selling of fiber cement products, where the marketing or selling of such products is an activity of the business;

                        (ii) manufacturing or processing fiber cement products;

                        (iii) building, assembling, operating or maintaining plant and equipment, where that plant and equipment is particular to the manufacturing or processing of fiber cement products;

                        (iv) manufacturing or processing raw materials for fiber cement products where that manufacturing or processing is particular to the raw material used in fiber cement products;

                        (v)     research or development activities relating to
                                Section 6(c)(i)-(iv); and

                        (vi) any branch, office or operation thereof, which is a competitor of JHBP (or any affiliate thereof) or which has established or seeks to establish contact, in whatever form (including, but not limited to solicitation of sales, or the receipt or submission of bids), with any entity who is at any time a client, customer or supplier of JHBP (including but not limited to all subdivisions of the federal government).

                (d) For purposes of this Section 6, the term "GEOGRAPHIC AREA" shall include that area where the Group now, or may at any time during the Term, conduct any Prohibited Business.

                (e) The Executive specifically acknowledges that he will have access to Protected Information. The Executive covenants and agrees that during or after termination of employment by JHBP, the Executive shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of the Executive's employment) nor use in any manner, any Protected Information, or cause any such information of the Group to enter the public domain.

        7. Additional Consideration. As additional consideration for the Executive agreeing to comply with the provisions of Section 6 of this Agreement JHBP agrees that unless the Executive's employment is terminated as a result of this death, it shall pay the Executive his final Annual Base Salary, in accordance with JHBP's normal payroll practices for other senior executives, for a period of two (2) years after the Executive's termination in exchange for (i) the Executive's continued compliance in all material respects with the provisions of this Agreement, including without limitation the providing of the Services and compliance with the terms of
Section 6 of this Agreement, and (ii) the Executive's execution, without revocation, of a reasonable Release of Claims promptly following the effective date of such termination.

        8. Equitable Remedies and Remedies at Law. The parties recognize that, because of the nature of the subject matter of this Agreement, it would be impracticable and extremely difficult to determine actual damages to JHBP in the event of a breach of this Agreement by the Executive. Accordingly, if the Executive commits a breach, or threatens to commit a breach of any of the provisions of this Agreement, JHBP shall be entitled to all available legal and equitable remedies, including without limitation, injunctive relief, both preliminary and permanent, and JHBP shall not be required to post a surety bond in connection therewith. JHBP also shall be entitled to money damages for any loss suffered or to be suffered as a consequence of the Executive's breach of this Agreement.

        9. Severability. If any of the covenants contained in Section 3, or any part thereof, is held to be unenforceable because of the duration of such provisions or the area covered thereby, or ever be deemed to exceed the scope of business, the undersigned agrees that the court making such determination shall have the power to reform the provisions of this Agreement to the maximum scope, time or geographic limitations permitted by applicable law.

        10. Extension of Noncompete Period. The periods of time during which the Executive is prohibited from engaging in such business practices pursuant to
Section 6 shall be extended by any length of time during which the Executive is in breach of any of such covenants.

        11. Reasonableness. JHBP and the Executive agree that the covenants of the Executive set forth in this Agreement are appropriate and reasonable when considered in light of the nature and extent of the business conducted by JHBP and JHBP.

        12. Governing Law. This Agreement shall be construed, and the legal relations between the parties hereto determined, in accordance with the local laws of the State of Nevada applicable to agreements made and to be performed entirely within the State of Nevada, without giving effect to its conflicts of laws provisions.

        13. Attorneys' Fees. The parties hereto expressly agree that in the event of any dispute, controversy or claim by any party regarding this Agreement, the prevailing party shall be entitled to reimbursement by the other party to the proceeding of reasonable attorneys' fees, expenses and costs incurred by the prevailing party. The agreement of the parties represented by this Agreement is in addition to, and not in lieu of, any other agreement or obligation of the parties contained in the Employment Agreement.

        14. Enforcement. The covenants of the Executive under this Agreement shall be independent of any other contractual relationship between any of JHBP and the Executive. Consequently, the existence of any claim or cause of action of the Executive against any of JHBP shall not constitute a defense to the enforcement by JHBP of this Agreement.

        15. Assignability and Parties in Interest. No party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party. This Agreement binds, inures to the benefit of and is enforceable by the respective successors and permitted assigns of the parties and it does not confer any rights on any other persons or entities. The Parent and each affiliate of the Parent shall be a third party beneficiary of this Agreement.

        16. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto.

        17. Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

        18. No Conflict or Violation. The Executive warrants and represents that the execution, delivery and performance by the Executive of this Agreement does not and will not: (i) violate any provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, other governmental or regulatory authority applicable to the Executive; or (ii) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, service or other customer agreement or other agreement to which the Executive is a party.

        19. Complete Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and, except as provided herein, supersedes all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings relating to the subject matter hereof.

        20. Modifications, Amendments and Waivers. All modifications or amendments to this Agreement shall be in writing and signed by both parties hereto.

        21. Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                        "JHBP"

                                        JAMES HARDIE BUILDING PRODUCTS,
                                        INC., a Nevada corporation

Attest: /s/ Ginger Lester               By: /s/ Scott C. Barnett
        ---------------------------         ------------------------------------
Name:  Ginger Lester                    Name:  Scott C. Barnett
Title: Secretary                        Title: Chief Financial Officer


                  [Corporate Seal]


Signed, Sealed and Delivered            "EXECUTIVE"
in the Presence of Two Sub-
scribing Witnesses:


                                        /s/ Louis Gries
-----------------------------------     ----------------------------------------
Witness                                 Louis Gries


-----------------------------------
Witness